                                                                   EXHIBIT 10.32

                                   AGREEMENT


     AGREEMENT made and entered into in Akron, Ohio this 8/th/ day of July, 1997, by and between Cambridge Industries, Inc., a Delaware corporation (hereafter "Buyer"), and The Goodyear Tire & Rubber Company, an Ohio corporation (hereafter "Seller").

     WHEREAS, the Seller is engaged in the line of business hereafter described; and

     WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller certain of the assets, business, properties and rights of the Seller.

     NOW, THEREFORE, in consideration of the recitals and of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that:

                                   ARTICLE I

                                  DEFINITIONS

     For the purposes of this Agreement, certain words, terms and phrases shall have the following meanings:

     1.1  Business.  "Business" shall mean Seller's business consisting of the
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production and sale of compression and injection molded, thermoset, sheet molded compound and reinforced thermoplastic products for original equipment manufacturers of passenger cars, light trucks, and heavy duty trucks as such business is presently conducted by Seller at the Plant (as defined in Section 1.7).

     1.2  Closing; Closing Date.  "Closing" shall mean the time and occasion
          ---------------------
when the purchase and sale contemplated by this Agreement shall take place and the day Closing takes place shall be the "Closing Date."

     1.3  December 31, 1996 Balance Sheet.  "December 31, 1996 Balance Sheet"
          -------------------------------
means the balance sheet of the Business as of December 31, 1996.

     1.4  Effective Date.  "Effective Date" means June 30, 1997.
          --------------

     1.5  Effective Date Balance Sheet.  "Effective Date Balance Sheet has the
          ----------------------------
meaning set forth in Section 2.6(b).

     1.6  Permitted Liens.  "Permitted Liens" shall include liens for current
          ---------------
taxes or assessments not delinquent; builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, or carrier liens, or other similar liens arising and continuing in the ordinary course of business for obligations which are not delinquent; and other similar common law or
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statutory liens which do not materially affect the value, or interfere with the use or marketability, of an asset.

     1.7  Plant.  "Plant" shall mean the Jackson, Ohio plant, including the
          -----
leased property on which it is operated.

     1.8  Purchased Assets.  "Purchased Assets" shall mean all of the tangible
          ----------------
and intangible assets, whether real, personal or mixed and whether owned or leased, including rights under contracts, leases and other agreements, whether accrued, contingent or otherwise, of every kind, character and description and wherever located, which are used in or principally related to the Business, including but not limited to:

          (a) all interest in real property both owned and leased by Seller, including land, land improvements, buildings, fixtures, leasehold improvements and options;

          (b) all inventories, including raw materials, engineering stores, work in process (including components and parts), finished products, goods and supplies;

          (c) all production machinery and equipment, presses, hoists, lifts, cranes and any tools, dies, jigs, molds, tooling spares, and patterns in Seller's possession, and whatever interest Seller may have in that tooling which is owned by its customers (it being acknowledged that there is tooling which is located at the Plant but is owned by Seller's Green facility, ownership of which shall remain with Seller);

          (d) all office equipment, furnishings and supplies including all interest in computers, computer support equipment and software, telephone and communication systems and security systems located at the Plant, except for Seller-owned software expressly retained pursuant to Section 1.10(b);

          (e) all interest in vehicles, tractors, trailers, tows and lifts;

          (f) all technical, manufacturing and engineering information, including new developments, inventions or ideas, know how and trade secrets and documentation thereof to encompass related papers, parts, drawings, tool drawings, chemical compositions, formulae, diaries, notebooks, specifications, methods of manufacture, data processing cards, discs and tapes and all data contained therein and thereon;

          (g) all patents, and all applications and registrations therefore, and interest in patent and technology licenses, except as specifically retained under Section 1.10(d);

          (h) all accounts and notes receivable (including receivables referred to by Seller as "Recoverable Tooling", whether billed or unbilled) and cash and cash equivalents which arose in the course of the Business subject to adjustment pursuant to Section 6.7(c);

          (i) all rights under contracts, including sales contracts, purchasing contracts, customer orders, purchase orders, maintenance, repair and service agreements and construction contracts;

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          (j) all rights under leases for personal property and warehouse storage;

          (k) all prepaid rent, advances and other prepaid expenses and deposits; and

          (l) all operating data, documents and business records particular to the operations of the Business including current accounting records, customer and supplier files, sales, pricing and cost data, audit information, forecasts, development and business plans.

     1.9  Real Property.  "Real Property" shall mean the real property owned or
          -------------
leased by Seller described in Schedule 1.9 hereto, all buildings and other improvements thereon, and all of Seller's right, title and interest in and to all right of ways, roads, alleys, ways, waters, privileges and easements and appurtenances thereunto belonging or in anyway appertaining.

     1.10  Retained Assets.  "Retained Assets" shall mean the following assets
           ---------------
which, although they relate to the Business, are to be retained by the Seller and are not to be sold, conveyed, assigned, or transferred to Buyer:

          (a) the trade names, trademarks and/or service marks Goodyear, Goodyear (& Winged Foot Design), Wingfoot, Winged Food (Design), Blimp (Design) and any and all derivatives, like or similar names and marks;

          (b) software developed by and proprietary to Seller as set forth in
Schedule 1.10(b); provided, however, that Seller shall license such software, but not subsequent improvements, upon Buyer executing a suitable royalty free licensing agreement;

          (c) financial data and information and other types of data and information to the extent such is commingled and cannot be separated from other confidential information relative to Seller's other businesses and business in general; provided, however, Seller shall extrapolate such information related to the Business from its records and provide it to Buyer insofar as it is reasonably practical to do so;

          (d) non-exclusive, perpetual, royalty free license under the patent identified on Schedule 4.11;

          (e) assets of employee pension, benefit and savings plans and other employee plans, except any such assets which may be transferred pursuant to
Section 6.6;

          (f) insurance policies, claims, causes of action, bad debts, post-Closing allowances, refunds and reimbursements which are related to pre-Closing transactions and which are not reflected as assets on the Effective Date Balance Sheet, other than any claims relating to goods or services the obligations for which Buyer assumes pursuant to Section 2.2, and other than claims for damage to the Purchased Assets which occurs prior to the Closing to the extent such damage is not repaired prior to the Closing;

          (g) gas wells not located on the real property on which the Plant is located; and

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

          (h) assets, facilities, services, processing, support and space the Seller shares in common with the Business and Seller's other businesses or provide to assist in management and operation of the Business.


                                   ARTICLE II

              PURCHASE AND SALE; ASSUMPTION OF LIABILITIES; PRICE

     2.1  Purchase and Sale.  Subject to the terms and conditions of this
          -----------------
Agreement, in reliance upon the representations, warranties, covenants and agreements and subject to the conditions herein, at the Closing, but effective as of 11:59 p.m. on the Effective Date, in consideration of the payment by the Buyer of the Purchase Price and assumption of certain liabilities of the Seller and the acquisition of the Business and its assets by the Buyer, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from the Seller the Purchased Assets.

     2.2  Assumption of Liabilities.  At the Closing, but effective as of 11:59
          -------------------------
on the Effective Date, Buyer shall assume (the "Assumed Liabilities") by transfer and assignment and thereby undertake to perform, satisfy, fulfill and discharge all obligations and liabilities of Seller set forth on the Effective Date Balance Sheet, other than the Excluded Liabilities (defined below). Assumed Liabilities include, without limitation, accounts payable and accrued expenses which arose in the ordinary course of business, consistent with Seller's past practices, and contractual obligations of Seller specifically relating to the Business, then remaining, as follows:

          (a) all obligations for the purchase of goods or services made in the ordinary course of business, consistent with the Seller's past practices;

          (b) all obligations for the sale and delivery of goods or services made in the course of business, consistent with past practices which are not to be supplied or provided on or prior to the Closing;

          (c) all obligations arising under contracts, agreements or leases for the use, lease or rental of products, equipment, vehicles, or other personal property, space or real property in effect as of the Effective Date; and

          (d) all obligations arising under the Collective Bargaining Agreement as described in Section 4.20, except as specifically excluded pursuant to
Section 6.6.

     2.3  Excluded Liabilities; No Other Liabilities Assumed.  Except to the
          --------------------------------------------------
extent otherwise expressly provided in this Agreement, Buyer has not agreed to pay and shall not assume, nor have any liability or obligation, direct or indirect, absolute or contingent for, any of the following liabilities or obligations of the Seller ("Excluded Liabilities"): (a) any liability not reflected on the Effective Date Balance Sheet and not otherwise expressly included in the definition of Assumed Liabilities; (b) any liability or obligation in respect of any litigation arising out of the conduct of the Business by Seller prior to the Closing; including claims arising out of products produced prior to the Closing, (c) any liability or obligation of Seller under the Environmental Laws (as defined in Section 4.24) in respect of solid waste or Hazardous Materials which have been transported by or on behalf of Seller for offsite disposal, and all arrangements therefor; (d) any liability or obligation of Seller for any violation of the Environmental Laws to the extent arising from the operation of the Business prior to the Closing Date, including, without limitation, in respect of any fine or penalty arising from any permit violation, or failure to file reports or other filings (subject to the provision of Section 9.1); (e) claims for workers' compensation benefits (whether or not reflected on the Effective Date Balance Sheet) in which the injury or onset of occupational disease is alleged to have occurred before the Effective Date, and such claim is properly filed prior to the Effective Date or within twelve (12) months after the Effective Date (unless the insurer or appropriate government agency determines that such injury or onset actually occurred after the Closing Date); (f) liabilities or obligations of Seller relating to any employee pension, savings, severance, separation, bonus or other employee plan, program or arrangement (except as specifically set forth in Section 6.6); and (g) any federal or state income tax liability (or adjustments thereto) relating to the Business prior to the Closing.

     2.4  Purchase Price.  In consideration for the Purchased Assets and the
          --------------
Business, Buyer shall pay Seller the purchase price of $43 Million ("Purchase Price") plus or minus the amount by which the Final Net Worth (as defined below) is greater or lesser than $33,230,000.

     2.5  Payment at Closing.  At the Closing, Buyer will pay to Seller, by wire
          ------------------
transfer of immediately available funds, the sum of $43 Million plus or minus the amount by which the Initial Net Worth (defined below) is greater or lesser than $33,230,000.

     2.6  Initial Net Worth.  The "Initial Net Worth" shall be an amount equal
          -----------------
to the net worth (total assets less total liabilities) of the Business as of the Effective Date based upon an estimated balance sheet prepared in accordance with Seller's Accounting Procedures (as defined in Section 4.5) consistently applied, but (a) excluding (i) workers' compensation liabilities, and (ii) receivables retained by Seller pursuant to Section 6.7(c), and (b) including the estimated liability associated with certain post-retirement medical benefits assumed by Buyer pursuant to Section 6.6(d).

     2.7  Final Price Adjustment.
          ----------------------

          (a) "Final Net Worth" shall be an amount equal to the Purchased Assets less the Assumed Liabilities based on the Effective Date Balance Sheet.

          (b) Seller shall prepare and deliver to Buyer, within sixty (60) days following the Closing Date, a balance sheet as of the Effective Date (the "Effective Date Balance Sheet") setting forth the Final Net Worth of the Business as of such date which shall have been audited by the Cleveland, Ohio office of Price Waterhouse LLP. The Effective Date Balance Sheet shall be prepared in accordance with Seller's Accounting Procedures consistently applied, except that it shall not reflect any Retained Assets or any liabilities other than the Assumed Liabilities.

          (c) The "Final Price Adjustment" shall be the amount by which the Final Net Worth of the Business as of the Effective Date differs from the Initial Net Worth. If the Final Net

Worth is greater than the Initial Net Worth, then Buyer shall pay Seller the Final Price Adjustment; if the Final Net Worth is less than the Initial Net Worth, then Seller shall pay Buyer the Final Price Adjustment

          (d) Buyer may object to the Price Adjustment or to any of the information contained in the Effective Date Balance Sheet which could affect the Price Adjustment if such objection is based on a claim that the Effective Date Balance Sheet was not prepared in accordance with Section 2.7(a) or (b). Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Seller within 30 days following delivery of the Effective Date Balance Sheet. In connection with Buyer's review of the Effective Date Balance Sheet, Buyer and its accountants shall have reasonable access to the records of the Business and any work papers, including work papers prepared in connection with the audit of the Effective Date Balance Sheet or the Price Adjustment. If Buyer makes such objection, the chief financial officers (or their designees) of Seller and Buyer shall seek in good faith to resolve such differences within 20 days following the delivery of such objections. During such time, if Seller disagrees with Buyer's objections, it shall state the basis of such disagreement with reasonable specificity. If Buyer does not so object to the Effective Date Balance Sheet within such 30-day period, the Effective Date Balance Sheet shall be considered final and binding upon the parties. If Buyer and Seller are unable to mutually resolve any disputes with respect to any aspect of the price differential within the periods described above, the parties shall, within ten
(10) days following the expiration of such periods, engage the Cleveland, Ohio office of Arthur Andersen, L.L.P. (the "Mediator") to act as a Mediator and determine, in accordance with the provisions of Section 2.7 the appropriate Price Adjustment.

     2.8  Submission to Arbitrator.  If the Mediator is engaged pursuant to
          ------------------------
Section 2.7(d), then, within ten (10) days of the engagement, the Mediator shall be furnished with a copy of this Agreement, a letter from Buyer describing Buyer's position on the disputed amount and a letter from Seller describing Seller's position on the disputed amount. Neither party shall make any additional submission except pursuant to the Mediator's written request. The Mediator shall have thirty (30) days to review such documents and such other information as the Mediator deems appropriate. Within such thirty-day period, the Mediator will furnish both parties with its written determination with respect to each of the unresolved price differentials in dispute. In arriving at its determination, the Mediator may select either the adjustment as proposed by Buyer or Seller's position, or its own determination (provided such determination is between the Buyer's and Seller's position) with respect to such differential. The determination of the Mediator with respect to each such adjustment will be final and binding upon the parties and a judgment, based on the Mediator's determination, may be entered into a court of competent jurisdiction. The fee of the Mediator shall be borne equally by Seller and Buyer unless the Mediator determines that some other proportion is equitable based, for example, on the proportion that the dollar amount of the disputed items lost by a party bears to the total dollar amount in dispute in the mediation. In the process of preparing and reviewing the price differential and conducting of review by either party or the Mediator, each party will grant the other party all reasonable access to the records of the Business and any workpapers, including auditor's workpapers, prepared with respect to the price differential.

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

                                  ARTICLE III

                                    CLOSING

     3.1  Closing.  The purchase and sale of the Purchased Assets shall be at a
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Closing to be held at the offices of Seller located in Akron, Ohio on July 15,
1997, but effective as of 11:59 p.m. on the Effective Date, or at such other place or date as may be agreed by the parties, provided that the Closing must be held no later than the close of business on July 15, 1997, time being of the essence.

     3.2  Deliveries by Seller.  At the Closing, Seller shall execute and
          --------------------
deliver to Buyer the following items:

          (a) valid and binding general assignment and bill of sale in form and substance acceptable to counsel for Buyer and Seller;

          (b) Consents and Estoppel Certificates with respect to all leased real property and with respect to the enterprise zone agreement between Seller and the City of Jackson, Ohio, satisfactory to Buyer;

          (c) valid and binding general patent assignments in a form satisfactory to Buyer;

          (d) an assignment of lease for all leased real and personal property in a form satisfactory to Buyer's counsel;

          (e) an assignment of the enterprise zone agreement between Seller and the City of Jackson, Ohio, in form satisfactory to Buyer's counsel, together with all appropriate consents;

          (f) an assignment of certain purchase orders ("Seller Purchase Orders") to the Plant from Seller's Green, Ohio facility, including Purchase Order No. 13510, and certain purchase orders to the Plant from Seller's Logan, Ohio facility, including Purchaser Orders No. P49503, P34472, P90913, P50812 and P34471;

          (g) a transition agreement (the "Transition Agreement") in the form attached as Exhibit B, and a Tax Withholding Agreement in the form attached as Exhibit C;

          (h) the consulting agreement contemplated in Section 6.6(h);

          (i) an opinion of Seller's counsel dated as of the Closing Date in form and content reasonably satisfactory to Purchaser's counsel;

          (j) a certificate executed by an officer of Seller dated the Closing Date, to the effect that (i) the warranties and representations of Seller contained in this Agreement are true on the Closing Date and were true on the Effective Date with the same effect as though made on and as of such dates, (ii) Seller has performed and complied with all obligations imposed upon it under this Agreement, including the performances of all covenants, (iii) there has been no material adverse change in the Business or the Purchased Assets from the date of this Agreement to the Closing Date, and (iv) Seller has operated the Business only in the ordinary course;

          (k) certified resolutions of Seller's Board of Directors pursuant to
Section 7.3;

          (l) agreements to transfer those of Seller's environmental permits (e.g. air and NPDES permits) relating to the Business which are transferable and a license to operate under those permits until the transfer is effected or new permits and licenses are issued to Buyer; and

          (m) such other documents and instruments reasonably necessary to carryout the transactions contemplated by this Agreement.

     3.3  Deliveries by Buyer.  At the Closing, Buyer will deliver to seller the
          -------------------
following:

          (a) the portion of the Purchase Price required to be paid at Closing pursuant to Section 2.5, by transfer to Seller's bank account;

          (b) valid and binding acceptances of assignments and transfers, and assumption of liabilities in a form satisfactory to Seller;

          (c) an opinion of Buyer's counsel dated as of the Closing Date in form and content reasonably satisfactory to Seller's counsel;

          (d) a certificate executed by an officer of Buyer dated the Closing Date, to the effect that (i) the warranties and representations of Buyer contained in this Agreement are true on the Closing Date and were true on the Effective Date with the same effect as though made on and as of such dates; and
(ii) Buyer has performed and complied with all obligations imposed upon it under this Agreement, including the performances of all covenants;

          (e) certified resolutions of Buyer's Board of Directors pursuant to
Section 8.3; and

          (f) such other documents and instruments reasonably necessary to carry out the transfers contemplated by this Agreement.

     3.4  Non-Assignable Contracts and Leases.  To the extent that the
          -----------------------------------
assignment or transfer of any contract or lease to the Buyer pursuant to this Agreement requires the consent of another party, this Agreement shall not constitute a commitment by Seller to assign or transfer such, nor a commitment by Buyer to assume such if despite reasonable efforts and mutual cooperation of Buyer and Seller, consent to assignment or transfer cannot be obtained.

     3.5  Further Actions.  If at any time after the Closing, Buyer shall
          ---------------
determine that any deed, bill of sale, assignment, assurance or other action is necessary to vest, perfect or confirm of record or otherwise in Buyer its right, title or interest in or to any of the Purchased Assets, or to otherwise carryout this Agreement, the officers of Seller shall execute and deliver all such deeds, transfers, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary to vest, perfect or confirm any and all right, title or interest in and to the Purchased Assets or otherwise to carry out this Agreement; provided that Buyer shall prepare such additional documents and instruments and shall handle all necessary submittals, applications, processing, recording and registrations. If at any time after the Closing, it is necessary for Buyer to do or take any action to carry out the transactions contemplated by this Agreement, then, at the request of Seller, officers of Buyer will reciprocate on the same basis.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The  Seller hereby represents and warrants to the  Buyer that:

     4.1  Organization.  The Seller is a corporation duly and validly organized
          ------------
and existing and in good standing under the laws of the State of Ohio and has full corporate power and authority to enter into and comply with its obligations under this Agreement and to convey the Purchased Assets and the Business to the Buyer pursuant to this Agreement. With respect to the conduct of the Business, Seller is qualified to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Purchased Assets or the Business.

     4.2  Authorization; Enforceability.  The execution, delivery and
          -----------------------------
performance of this Agreement and all of the documents and instruments required hereby are within the corporate power of Seller and have been duly authorized by all necessary corporate action of the Seller. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the Seller, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors' rights generally and application of general principles of equity.

     4.3  No Violation or Conflict.  The execution, delivery and performance of
          ------------------------
this Agreement by the Seller does not and will not conflict with or violate the articles of incorporation or bylaws of the Seller or conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, any law, order, rule, regulation, judgment, order, decree, or any material agreement, document or instrument to which Seller is a party or by which Seller is bound.

     4.4  Title to Assets.  The Seller has good and marketable title to all
          ---------------
receivables, chattel paper, inventory and all other tangible personal property included in the Purchased Assets, free and clear of any mortgage, pledge, lien charge or other encumbrance, except for assets to be assigned or transferred to Buyer by assumption of contracts and leases and Permitted Liens.

     4.5  Financials.  Seller has provided Buyer with the December 31, 1996
          ----------
Balance Sheet, the unaudited balance sheet as of May 31, 1997, and income statements as of December 31, 1996 and for the five-month period ended May 31, 1997, all with respect to the Business, which are set forth as Schedule 4.5. Such financial statements are true and correct and represent the financial position of the Business and the results of its operations for the periods ended on their respective dates in accordance with figures extrapolated from financial records of Seller which were and are maintained according to Seller's Accounting Procedures consistently applied during the periods involved. For purposes of this Agreement, the term "Seller's Accounting Procedures" shall mean generally accepted accounting principles ("GAAP") other than those deviations from GAAP set forth on Schedule 4.5(i).

     4.6  Liabilities.  Except to the extent reflected in or reserved against or
          -----------
otherwise disclosed in the December 31, 1996 Balance Sheet, the Business did not have any material liabilities, debts or obligations of the type or nature accounted for in the regular and ordinary course of business on such balance sheet according to Seller's Accounting Procedures, whether absolute, accrued, contingent or otherwise and whether due or to be come due including, without limitation, any liabilities resulting from failure to comply with any law or any tax liabilities due or to become due whether incurred in respect of or measured by income for any periods prior to close of business on December 31, 1996, arising out of transactions entered into or any state of facts existing prior thereto. Subsequent to then, the Seller has not incurred any such material liabilities, debts or obligations other than in the ordinary course of business, and the Seller has properly recorded in its books of account all items of income and expense and all other proper charges and accruals required to be made in accordance with Seller's Accounting Procedures, applied consistently with those applied prior thereto.

     4.7  Adverse Changes.  In the conduct of the Business since December 31,
          ---------------
1996, there have been:

          (a) no material adverse changes in the financial condition, business, results of operation and condition of assets of the Seller;

          (b) no losses which have materially and adversely affected the business of the Seller or the value of its assets; and

          (c) no transactions by Seller outside the ordinary course of business of the Seller's Business.

     4.8  Taxes.  The Seller has paid  or made provision for all federal, state,
          -----
local and any other taxes that are due with respect to the Purchased Assets and the conduct of the Business or that could constitute a lien on the Purchased Assets and has duly filed all required returns or reports with regard to such taxes and other governmental charges. There are no tax sharing arrangements in effect which would affect the Assets or the Business subsequent to the Effective Date.

     4.9  Contracts.  Except as specified in Schedule 4.9, in the conduct of the
          ---------
Business, Seller is not a party or otherwise subject to any material long term contract, lease or other agreement. Except as specified in the Schedule and except for agreements subsequently made in the ordinary course of business, the Seller is not and will not be a party to, or bound by, any material contract of any kind to be performed after the Effective Date. The Seller has no knowledge of any default and no knowledge of any reason why any default will occur hereafter in any obligation to be performed by the Seller under any contract or lease referred to in the Schedules, which default or defaults in the aggregate would have material and adverse effect upon the Business.

     4.10  Required Consents.  Except as set forth in Schedule 4.9, no consent
           -----------------
or waiver by any third party is required to transfer any material contract, lease, sublease, license or other agreement which is necessary in order for Buyer to operate the Business after the Closing in substantially the same manner as Seller operated the Business prior to the Closing.

     4.11  Patents.  Schedule 4.11 is a listing of all United States and foreign
           -------
patents and patent applications owned or controlled by Seller (in the sense of having the right to license others) relating to the Seller's Business. Seller makes no warranty or representation that such patents and patent applications are valid or that anything made, used or sold or otherwise disposed of pursuant to use of such patents and patent applications are free of infringement of patents of third parties. However, Seller knows of no such infringement, and no claim of any such infringement has been made to Seller. None of the patents and patent applications in Schedule 4.11 is involved in any interference, conflict or opposition proceeding, and there has been no threat or other indication made or known to Seller that any such proceeding will hereafter be commenced.

     4.12  Trademarks.  To the best of Seller's knowledge and belief, there are
           ----------
not applications or registrations for United States or foreign trade names, trademarks or service marks owned, controlled or licensed by Seller relating to and/or used in the Business, except those that are identified as Retained Assets in Section 1.10(a).

     4.13  Accounts Receivable.  All accounts receivable included in the
           -------------------
Purchased Assets represent sales actually made in the ordinary course of business, are legal, valid and binding obligations of the obligors and have been booked in accordance with Seller's Accounting Procedures consistently applied. There are no write-offs, claims or set-offs against any account receivable and, to the knowledge of the Seller, no such write-offs, claims or set-offs are pending or threatened. All accounts receivable relating to reimbursable tooling are supported by proper customer sign-off's and notifications. Ford's "PSW" forms and similar forms used by other customers are deemed to be proper customer sign-offs.

     4.14  Inventory.  All inventory included in the Purchase Assets is properly
           ---------
valued on its books and records at the lower of cost or market (calculated on a FIFO basis), finished goods were produced to satisfy existing contracts, and raw materials and work in process are useable in current or anticipated production. With respect to all inventory which Seller holds on consignment, (i) all such inventory is saleable in the ordinary course of business and (ii) there are no disputes between Seller and the consignors of such inventory.

     4.15  Recoverable Tooling.  The items listed on Schedule 4.15 represent the
           -------------------
accounts receivable (both billed and unbilled) for the Business for customer tooling (the "Recoverable Tooling"), which have been booked in accordance with Seller's Accounting Procedures. There are no write-off, claims or set-offs against any such Recoverable Tooling and, to the knowledge of the Seller, no such write-offs, claims or set-offs are pending or threatened.
Schedule 4.15 sets forth (i) Seller's good faith estimate of the future receipts and future payables with respect to the customer tooling for programs which are part of the Business as of the Closing Date, and (ii) Seller's reserves for Ford Supplier Practice 35 for Ford Motor Company programs which are part of the Business as of the Closing Date, which Seller represents and warrants are adequate reserves with respect to such programs.

     4.16  Capital Assets.  With respect to the condition of the Plant,
           --------------
buildings and equipment and warranties relative thereto, Seller represents only that there has been no material deterioration since inspection by Buyer's representatives and that such plants, buildings and equipment are useable and operational, and will be delivered to Buyer at time of Closing in the same condition as when inspected, reasonable wear and tear excepted.

     4.17  No Violation of Law.  The Plant, buildings and equipment and their
           -------------------
use and operation conform in all material respects with applicable laws, including but not limited to those relating to environmental and occupational safety and health, and no notice has been received and, to the best knowledge of Seller, no investigation or review is pending or has been threatened by any governmental entity with respect to any alleged violation by the Business or Plant of any law, ordinance, code, regulation or standard of any governmental entity, within the past 24 months.

     4.18  Actions, Suits and Judgments.  There are no actions, suits,
           ----------------------------
proceedings or, to Seller's knowledge, investigations now pending or threatened against Seller which would affect the Purchased Assets or Buyer's ability to conduct the Business. The Seller is not operating under or subject to default with respect to any adjudicatory order, writ, injunction, decree or cease and desist order which is material to the Business or Purchase Assets.

     4.19  Employee Benefit Plans:  Schedule 4.19 lists all bonus, deferred
           ----------------------
compensation, pension, retirement, profit sharing, savings, stock option, stock purchase, health and medical benefit plans, life insurance plans, disability insurance plans, cafeteria plans, and all other material employee benefit plans or arrangements which now cover, or at any time prior to Closing, will cover employees of the Business, including, but not limited to, "Employee Benefit Plans" within the meaning of Section 3(3) of ERISA, all of such plans being hereinafter referred to as the "Benefit Plans". True and complete copies of the following documents relating to the Employee Benefit Plans and copies of documents describing the other benefits, as available, have been provided by the Seller to the Buyer: (i) plan documents; (ii) summary plan description; (iii) the Collective Bargaining Agreement described in Section 4.20 below; and (iv) the most recent annual report.

     With regard to The Goodyear Tire & Rubber Company Employee Savings Plan for Salaried Employees and The Goodyear Tire & Rubber Company Employee Savings Plan for Bargaining Unit Employees (Seller's "401(k) Plans"), Seller warrants and represents that: (i) each 401(k) Plan is, and through the transfer date described in Section 6.6(k) (the "Transfer Date") will be, a qualified plan pursuant to Section 401(a) of the Code and the trust under each such 401(k) Plan is exempt from taxation pursuant to Section 501(a) of the Code; (ii) each such 401(k) Plan has been, and through the Transfer Date will be, administered in material compliance with ERISA and the Code, and any applicable collective bargaining agreement; and (iii) Seller has materially performed, and through the Transfer Date shall materially perform, all of its duties and obligations under each 401(k) Plan and shall make all contributions through the Effective Date.

     4.20  Labor Matters.  Except as set forth below in this Section 4.20,
           -------------
Seller is not bound by, or party to, any collective bargaining agreement or other like union contract relating to the Business. Seller is a party to a certain collective bargaining agreement, dated effective April 20, 1996, between itself and International United Steelworkers of America A.F.L.-C.I.O-CLC and its Local 820-L, including incorporated plans and agreements and related understandings referenced therein (altogether the "Collective Bargaining Agreement"). Within the last two years, Seller has not experienced any material work stoppage due to any labor disagreement with respect to the Business. With respect to the Business, there is no unfair labor practice charge or complaint against Seller pending or threatened, before the National Labor Relations Board or any other similar local tribunal; there is no labor strike, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Seller; no question concerning representation as defined in the National Labor Relations Act has been raised with the Seller or is threatened; and no grievance pursuant to any collective bargaining or other labor union agreement, the settlement of which would have a material adverse effect on the conduct of the Business, nor any arbitration proceeding arising out of or under any collective bargaining or other labor union agreement is pending or threatened against the Seller which could have a material adverse impact on the Business.

     4.21  Real Property.  The Real Property:
           -------------

          (a) constitutes all real property and improvements owned, leased or used by the Seller in conducting the Business;

          (b) except as described in Schedule 1.9 hereto, is not subject to any leases or tenancies of any kind;

          (c) is not in the possession of any adverse possessors;

          (d) has direct access to and from a public road or street for traffic consistent with the conduct of the Business;

          (e) is used in a manner which is permitted under applicable zoning ordinances and other similar laws;

          (f) is, and has been since the date of Seller's acquisition or lease thereof, in the peaceful possession of the Seller; and

          (g) is not subject to any interests of any person under an easement, contract, opinion, mineral right, zoning restriction, encumbrance or other agreement except Permitted Liens and encumbrances, conditions, restrictions and reservations of record; private, public and utility rights of way and easements of record; roads and highways, if any; and applicable zoning restrictions. To the best of Seller's knowledge, there are no changes in any zoning ordinances or other similar applicable laws or any zoning classification which would be caused by the transfer of the Real Property or which are otherwise proposed or pending, which would restrict or prevent

Buyer's use of the Real Property to conduct the Business and there are presently adequate and usable public sanitary and storm sewers, public water facilities and electrical facilities necessary to the current operation and continued conduct of the Business as normal and customary charges of public utility companies and there are no pending or proposed changes thereto.

     4.22  Broker.  The Seller has not employed any broker or finder nor
           ------
incurred any liability for any brokerage fee, commission or finder fee in connection with the transactions contemplated herein, except Key Capital Markets, Inc., the fees and expenses of which shall be paid by Seller.

     4.23  Insurance; Workers Compensation; Product Liability.  Goodyear agrees
           --------------------------------------------------
to maintain all current insurance coverage relating to the Business in full force and effect through the Closing Date. Attached as Schedule 4.23 is a loss run summary for the last three (3) year's injuries, setting forth all workers compensation claim activity against the Business, including amounts incurred, paid, and outstanding, and whether the claim is open or closed. Seller shall be entitled to retain all medical records and all records relating to claim activity occurring prior to the Closing Date. There have been no product liability claims against the Business for the last five (5) years.

     4.24  Environmental, Health and Safety Matters.

          (a)  Definitions.
               -----------

     "Environmental Laws" shall mean all applicable international, federal, state and local statutes, laws, regulations, ordinances, orders, common law, and similar provisions having the force or effect of law, concerning public health or safety, worker health or safety or pollution or protection of the environment, including but not limited to, the Clean Air Act, 42 U.S.C. (S)7401 et seq., the Clean Water Act, 33 U.S.C. (S)1251 et seq., the Resource
-- ----                                         -- ----
Conservation Recovery Act ("RCRA"), 42 U.S.C. (S)6901 et seq., the Toxic
                                                      -- ----
Substances Control Act, 15 U.S.C. (S)2601 et seq., and the Comprehensive
                                          -- ----
Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
(S)9601 et seq. whether currently in existence or hereafter enacted (unless
        -------
otherwise noted) or which govern: (i) the existence, cleanup removal and/or remedy of contamination or threat of contamination on or about the Real Property; (ii) the emission or discharge of Hazardous Materials into the environment; (iii) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials, including building materials.

     "Existing Ohio Requirements" means the least stringent applicable clean up standards under Ohio's voluntary clean up program in O.R.C. Chapter 3746 and regulations issued thereunder, or any applicable requirements under Ohio or federal environmental statutes and regulations existing as of the Closing Date if and to the extent such statutes or regulations preclude reference to or adoption of the voluntary action standards, provided that in all cases the standards will be determined assuming permanent industrial use of the Real Property unless precluded by applicable law or the applicable regulatory agency.

     "Hazardous Materials" shall mean any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA and amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls (PCBs); (v) containing asbestos; (vi) which is radioactive; (vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation or ordinance; (ix) which is or becomes defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such terms used to define a substance having an adverse effect on the environment under any federal, state or local statute, regulation or ordinance; (x) any toxic, explosive, dangerous, corrosive or otherwise hazardous substance, material or waste which is or becomes regulated by any federal, state or local governmental authority or (xi) which causes a nuisance upon or waste to the Real Property.

     "Environmental Reports" shall mean the Environmental Reports obtained from Clayton Environmental Consultants with respect to the environmental condition of the Real Property previously delivered to Buyer and Seller.

     "Known Contamination" means contamination identified in the Environmental Reports in excess of Existing Ohio Requirements.

          (b) To the actual knowledge after due inquiry of Seller's Manager of Environmental Services, the Plant Manager or the Plant Manager of Environmental Affairs, and except as identified in the Environmental Reports, materials previously supplied by Seller to Buyer or the Environmental Reports, and except for such matters as would not have a reasonable likelihood, singularly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the Business:

          (i) Seller has not received notice of proceedings, claims or losses relating to alleged violations by the Seller of any Environmental Laws relating to the Business, or relating to the presence, discharge, release or disposal of Hazardous Materials on the Real Property;

          (ii) Seller has not received notice as a potentially responsible party ("PRP") for any facility, site or location pursuant to CERCLA or other similar Environmental Law relating to the Business;

          (iii) Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the requirements of Environmental Laws relating to the Business;

          (iv) With respect to the Business, Seller has timely filed all notices, reports and other submissions required under all Environmental Laws;

          (v) All Real Property owned, operated or leased in connection with the Business are owned and operated by Seller in compliance with all Environmental Laws;

          (vi) The Business has been issued all permits, certificates, approvals, licenses and other authorizations required under all Environmental Laws, have timely applied therefore and are and continue to be in compliance therewith;

          (vii) Neither the Business, nor any other person has released or disposed of any Hazardous Materials on, at, under or about the Real Property in violation of Environmental Laws or in amounts which would give rise to material liabilities under Environmental Laws;

          (viii) There have not been and are no underground storage tanks, active or abandoned, on or under the Real Property or other property now or previously owned or leased by the Business which have not been removed in accordance with applicable requirements of Environmental Laws;

          (ix) The Business has not arranged for the transportation, treatment or disposal of any waste that was disposed of or treated at any site listed on any federal CERCLA or state list of hazardous substances sites, other than the Granville Solvents, Granville, Ohio site;

          (x) There are no liens under Environmental Laws on any of the Real Property or other assets owned, leased or operated by the Business and no governmental actions have been taken or are in process which could subject any of such properties or assets to such liens;

          (xi) Seller has provided to Buyer copies of any environmental investigations, audits, reviews, reports or assessments relating to the Real Property (it being agreed that Buyer will maintain all such information as confidential and, to the extent applicable, subject to the attorney-client privilege or joint defense privilege); and

          (xii) Without limiting the generality of the foregoing, there are no other facts, events or conditions relating to the past or present operations, properties or facilities of the Business which would give rise to any material liabilities or material obligation under any Environmental Laws.

          (c) Notwithstanding anything to the contrary in this Agreement, any claim relating to a breach of a specific representation or warranty against Seller that is also covered by a specific indemnity, shall be exclusively governed by the specific indemnity.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES BY BUYER

     The Buyer hereby represents and warrants to Seller that:

     5.1  Organization.  Buyer is a corporation duly and validly organized and
          ------------
existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and comply with its obligations under this Agreement and purchase the Purchased Assets pursuant to this Agreement.

     5.2  Authorization: Enforceability.  The execution, delivery and
          -----------------------------
performance of this Agreement and all of the documents and instruments required hereby are within the corporate power of Buyer and have been duly authorized by all necessary corporate action of the Buyer. This Agreement is and the other documents and instruments required hereby will be, when executed and delivered by the Buyer, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors rights generally and application of general principles of equity.

     5.3  No Violation or Conflict.  The execution, delivery and performance of
          ------------------------
this Agreement by the Buyer does not and will not conflict with or violate the articles of incorporation or bylaws of the Buyer or conflict with, violate or result in a breach of the terms, conditions or provisions of, or material agreement, document or instrument to which Buyer is a party or by which Buyer is bound.

     5.4  Financial.  Buyer has obtained a commitment for financing sufficient
          ---------
to pay the Seller the purchase price in immediately available funds at time of Closing.

     5.5  Buyer's 401(k) Plan.  With regard to Buyer's 401(k) Plan (as defined
          -------------------
in Section 6.6), Buyer warrants and represents that: (i) Buyer's 401(k) Plan is, and through the Transfer Date will be, a qualified plan pursuant to Section 401(a) of the Code and the trust under Buyer's 401(k) Plan is exempt from taxation pursuant to Section 501(a) of the Code; (ii) Buyer's 401(k) Plan has been, and through the Transfer Date will be, administered in material compliance with ERISA and the Code, and any applicable collective bargaining agreement; and
(iii) Buyer has materially performed, and through the Transfer Date shall materially perform, all of its duties and obligations under Buyer's 401(k) Plan and shall make all contributions through the Effective Date.

     5.6  Broker.  The Buyer has not employed any broker or finder nor incurred
          ------
any liability for any broker fee, commission or finder fee in connection with the transactions contemplated herein.


                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

     6.1  Access; Confidentiality.  Seller agrees that Buyer and its authorized
          -----------------------
agents, officers and representatives shall have full access to the properties, assets, books and records of the Business so that Buyer may familiarize itself with the Business and its properties, assets and financial conditions and make such investigations in conducting due diligence as Buyer deems desirable.
Seller also agrees to furnish to Buyer or its representatives all such existing information concerning the Purchased Assets and the conduct of the Business by Seller as Buyer shall reasonably request. If the transactions provided for herein are not consummated, the Buyer agrees on its behalf and on behalf of its respective officers, agents and representatives, under penalty of injunction and damages, to hold in strict confidence and not to use in any manner any information obtained from Seller, its officers, agents or representatives and Buyer agrees to promptly return to the Seller all documents obtained from Seller and to destroy copies thereof as well as notes and records of Buyer, its officers, representatives and agents made or based upon information supplied by Seller; except such information or document which (i) is in the public domain;
(ii) was in fact known to the buyer prior to disclosure to the Buyer by the Seller; (iii) is disclosed or furnished to the buyer by a third party without breach of any obligations to Seller; or (iv) thereafter, through an act or failure to act on the part of the Seller, becomes information generally available to the public. Information shall not be deemed to be in the public domain (i) merely because it is embraced by more general information in the prior possession of Buyer or of others, or (ii) merely because it is expressed in public literature in general terms not specifically in accordance with the information.

     6.2  Conduct.  From the Effective Date to the Closing Date, Seller shall
          -------
continue to operate the Business, not as agent for the Buyer, but as proprietor of the Business. The designation of the Effective Date is solely for the purposes of (i) fixing the economic rights and obligations of Seller and Buyer as of the Effective Date and (ii) allocating to Buyer certain items of profit, loss, income, deduction and credit with respect to events, transactions and occurrences in the Business from and after the Effective Date as provided in this Agreement. During the period from the date hereof to Closing, Seller shall:

          (a) diligently carry on its business in the ordinary and usual course as carried on prior to the date of this Agreement and shall not make any material changes in the operations of the Business or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operations or make any bulk transfer or discounted sale;

          (b) continue its normal policies and procedures regarding suppliers of goods and services to the business and sales to customers;

          (c) maintain the Plant, including buildings, machinery and equipment in as good working order and condition as it was upon the date on which it was inspected by Buyer and its agents and representatives, normal wear and tear excepted;

          (d) perform all of its current obligations under all contracts to which it is a party or by which it is bound;

          (e) not increase the salaries or other compensation or benefits of any employee of the Business, except in accordance with Seller's standard policies and procedures;

          (f) use its best efforts to assist Buyer to obtain the services of the current employees of the Business after Closing;

          (g) do all things necessary to comply with the covenants and conditions set forth in this Agreement; and

          (h)  preserve its goodwill and customers and suppliers.

     6.3  Notification of Certain Matters.  Seller shall give prompt notice in
          -------------------------------
writing to the Buyer of: (i) any notice or other communication relating to any asserted default or event which, with notice or lapse of time or both, would become a default, received by Seller prior to the Closing Date, under any agreement, indenture or instrument, material to the financial condition, properties, businesses or results of operations of the Business; (ii) any notice or other communication from any third party alleging that the consent of such third part is required in connection with material transactions contemplated by this Agreement; an (ii) any material averse change in the financial condition, properties, businesses, results of operations or prospects of the Business.

     6.4  Taxes.  Any and all governmental sales and use taxes payable in
          -----
connection with the sale, assignment, transfer, or conveyance of Purchased Assets from the Seller to Buyer shall be the responsibility of Seller. Property taxes shall be allocated at the Closing on the basis that Ohio has a lien date of December 31, 1996 for personal property taxes and a lien date of January 1, 1997 for real property taxes both covering the period January 1, 1997 through December 31, 1997.

     6.5  Non-Compete.  Seller covenants that, for a period of five years from
          -----------
the Closing Date, the Seller and its affiliates shall not engage, directly or indirectly, in competition with the Buyer or any of its affiliates in the manufacture or sale of products currently produced by the Business, in the United States of America or in any other country where the Business is currently conducted by Seller or its subsidiaries or affiliates.

     6.6  Employment Matters.
          ------------------

          (a)  Employment by the Buyer.  (i) Buyer agrees to hire all hourly
               -----------------------
employees of the Business. Buyer further agrees to be the "successor" for all purposes under the Collective Bargaining Agreement and to provide all compensation and benefits required under the Collective Bargaining Agreement for the contract period; (ii) Buyer agrees to offer to all salaried employees of the Business (except up to two such persons whom Buyer may at its discretion choose not to hire, in which event Buyer shall indemnify, defend and hold Seller harmless from any claims, loss, damage, cost, expense or liability solely arising out of, relating to, or as a consequence of Buyer's exercise of this discretion) who are, on the Effective Date, not on sick leave, short-term or long-term disability, a severance or salary continuation program, or leave of absence, employment in a similar capacity to their employment with Seller before the Closing, at substantially the same compensation, as well as participation in employee benefit plans substantially similar to those currently maintained by Buyer for its present salaried employees; provided, however, that in the event Buyer terminates any salaried employee who formerly worked for Seller within six months of the Effective Date, Buyer shall furnish such terminated salaried employee the severance package described in Schedule 6.6. Any salaried employee of the Business on sick leave, short-term or long-term disability, or leave of absence on the Effective Date shall be offered employment by Buyer when such leave or absence ends (but only if such leave or absence ends within 2 years of the Effective Date or as otherwise required by applicable law). For those salaried employees who, on or after June 26, 1997, but prior to the Effective Date, retire from Seller with an entitlement to retiree medical coverage, and then go to work for Buyer on the Effective Date, Buyer's active medical benefits plan shall provide primary coverage so long as the individual is actively employed with Buyer. Nothing in this Section 6.6 shall create any continuing obligation on Buyer to continue the employment of any or all of the salaried employees, nor to prohibit Buyer from materially changing any or all terms and conditions of such employment (including wages and benefits) at any time after the Effective Date, except only that Buyer shall be obligated to provide those benefits specified in this Section 6.6.

          (b) Collectively Bargained Pension Benefits.  Buyer will establish a
              ---------------------------------------
qualified defined benefit pension plan in compliance with the terms of the Collective Bargaining Agreement for the benefit of the represented employees of the Business who have become Buyer's employees ("Buyer's Union Pension Plan"). Buyer's Union Pension Plan shall recognize service with Seller for purposes of eligibility to participate, eligibility for benefits, and vesting purposes. For purposes of benefit accrual: (i) Buyer's Union Pension Plan shall recognize service with Buyer at $20 per month through April 18, 1999 and at $21 per month from April 19, 1999 forward; and (ii) it shall only recognize service with Seller to the extent that benefits under any future Collective Bargaining Agreement increase above $21.00 per month and Seller's 1950 Pension Plan shall have no responsibility for any such increases. Seller shall amend its 1950 Pension Plan to vest all of the represented employees of the Business, to recognize service with Buyer for purposes of determining eligibility for any benefit under the 1950 Pension Plan based upon periods of service, such as unreduced early retirement benefits and, effective April 19, 1999, to increase the benefit rate for the represented employees of the Business for service with Seller from $20 per month to $21 per month for the transferred employees still actively employed by Buyer on April 19, 1999. Seller shall provide to Buyer such information regarding benefit and vesting service for Seller as Buyer may reasonably request. Buyer shall provide Seller such information regarding service and employment with Buyer as Seller may reasonably request. Neither Seller, nor Buyer, shall have any liability, responsibility or obligation under any pension plan maintained by the other for the benefit of the represented employees of the Business.

          (c) Collectively Bargained 401(k) Benefits.  Buyer will either
              --------------------------------------
establish a separate qualified defined contribution plan in compliance with
Section 401(k) of the Code and the terms of the Collective Bargaining Agreement for the benefit of the represented employees of the Business who have become Buyer's employees or amend the Cambridge Industries, Inc. 401(k) savings Plan as in effect on June 1, 1997 to accomplish this same purpose ("Buyer's 401(k) Plan"). Buyer's 401(k) Plan shall recognize service with Seller for purposes of eligibility to participate, eligibility for benefits, and vesting purposes. Seller shall provide to Buyer such information regarding such service for Seller as Buyer may reasonably request. Seller shall amend The Goodyear Tire & Rubber Company Employee Savings Plan for Bargaining Unit Employees Plan to vest all of the represented employees of the Business as of the Effective Date. Neither Seller, nor Buyer, shall have any liability, responsibility or obligation under any 401(k) plan maintained by the other for the benefit of the represented employees of the Business.

          (d) Retiree Medical Benefits for Hourly Workforce.  Buyer will
              ---------------------------------------------
establish a plan in compliance with the terms of the Collective Bargaining Agreement for the benefit of the represented employees of the Business who have become Buyer's employees to provide retiree medical benefits in accordance with the terms of the Collective Bargaining Agreement. Seller will have the liability and responsibility as described in the Collective Bargaining Agreement to provide retiree medical benefits to former employees of the Business who have retired prior to the

Effective Date; provided that, for those employees who retire from Seller prior to the Effective Date and then go to work for Buyer, Buyer's active medical benefit plan shall provide primary coverage, but only for so long as the individual is actively employed with Buyer. Seller will reduce the purchase price by an amount equal to the accumulated post retirement benefit obligation for all represented employees of the Business who become Buyer's employees as of the Effective Date and who were either not eligible to retire prior to the Effective Date or were eligible but elected not to retire prior to the Effective Date determined in accordance with, and using the same methods and assumptions used in, Seller's Accounting Procedures as applied in preparing Seller's consolidated financial statements as of December 31, 1996, with the exception of the mortality table and discount rate. With respect to such determination, the 1983 Group Annuity Mortality Table, shall be utilized and the discount rate shall be 7-7/8 %. Eligibility for benefits under any Seller medical benefit plan shall be based solely on service with and retirement from Seller prior to the Effective Date.

          (e)  Salaried Employee Benefits.  The salaried employees of the
               --------------------------
Business who become Buyer's employees shall be eligible to participate in Buyer's 401(k) Plan provided that:

               (i) Buyer's 401(k) Plan shall be amended to recognize service with Seller, subject to Seller's break-in-service rules, for purposes of eligibility and vesting. Seller shall provide to Buyer such information regarding such service for Seller as Buyer may request;

               (ii) The salaried employees of the Business shall receive a 50% Matching Contribution on amounts contributed up to 6% of such employee's eligible Compensation contributed as elective contributions; and

               (iii) Regardless of the Business profitability during the following years, Buyer's 401(k) Plan shall be amended to provide for a Profit Sharing Contribution, as defined in said Plan, on behalf of the salaried employees of the Business in the following amounts for the Plan Years set forth below:


        Plan Years Ending
           December 31
           -----------
               1997             $ 91,250.00
               1998             $182,500.00
               1999             $182,500.00
               2000             $ 91,250.00

Buyer shall undertake all action permitted under applicable law to accomplish the foregoing commitments. To the extent Buyer is unable under the discrimination rules of applicable law to provide the benefits described in Sections 6.6(e)(ii) and (iii) through Buyer's 401(k) Plan, Buyer shall establish a Top Hat plan for the benefit of those employees not receiving such benefits through the 401(k) Plan. Seller shall amend The Goodyear Tire & Rubber Company Employee

Savings Plan for Salaried Employees to vest all of the salaried employees of the Business as of the Effective Date.

          (f)  Gains Sharing/Bonus Pool.  Buyer shall establish, on behalf of
               ------------------------
the salaried employees of the Business, a gain sharing and/or bonus plan to which it shall contribute the sum of One Hundred Thirty-Two Thousand Five Hundred Dollars ($132,500.00) per plan year for the first three plan years following the Effective Date.

          (g)  Seller's Defined Benefit Plan for Salaried Employees.  No assets
               ----------------------------------------------------
will be transferred by Seller to Buyer on account of Seller's Retirement Plan for Salaried Employees (the "Salaried Plan") and Seller will retain sole and exclusive control and administration of the Salaried Plan. The interest of each employee of Seller who is a participant in the Salaried Plan prior to Closing shall become vested on the Effective Date if not otherwise vested. The eligibility for benefits to which each employee will be entitled under the Salaried Plan will be based on continuous service as of the Effective Date. The amount of the retirement benefit will be determined under the Salaried Plan as in effect on the Effective Date. Accrual of continuous service and benefits under the Salaried Plan shall cease effective as of midnight on the Effective Date. The employees shall terminate their service with Seller and cease to be "Employees" under the Salaried Plan as that term is defined therein as of midnight on the Effective Date. Salaried employees of Seller who have not retired prior to midnight on the Effective Date or their beneficiaries will be entitled to either a Deferred Vested Pension as defined in the Salaried Plan or preretirement death benefit provided under the Retirement Equity Act of 1984.

          (h)  Miscellaneous Employee Agreements.  The Plant Manager of the
               ---------------------------------
Business, Robert Tinker, will remain an employee of Seller following the Effective Date. Seller shall make his services available to Buyer after the Effective Date pursuant to the terms of a Consulting Agreement between Buyer and Seller pursuant to which Buyer shall reimburse Seller for Mr. Tinker's salary and the cost of providing fringe benefits while such services are provided to Buyer.

          (i)  Participation in Benefit Plans and Programs.  Employees shall be
               -------------------------------------------
given credit for all service with Seller or any of its affiliates under all employee welfare benefit plans and arrangements of Buyer to the same extent as if such service were rendered to Buyer for purposes of eligibility and vesting. The Buyer shall cause any pre-existing condition limitation under its welfare plans that might otherwise apply to an employee to be waived. Buyer shall recognize or cause to be recognized the dollar amount of all expenses incurred by employees during the 1997 calendar year up to the Effective Date for purposes of satisfying the 1997 calendar year deductibles and co-payment limitations under relevant benefit plans of Buyer provided that Seller furnishes, in a form reasonably acceptable to Buyer, complete data concerning copayments and deductibles satisfied while covered under Seller's plans. The obligation to pay claims for services rendered prior to the end of the Effective Date for each employee of the Business including, without limitation, claims for health, dental, life, accidental death and disability and related benefits incurred with respect to such employee, his or her spouse, dependents or beneficiaries shall remain the responsibility of Seller or of the employee. Buyer or its carrier shall be responsible for payment of all claims for the above types of enumerated services rendered after the Effective Date for each such employee which are incurred with respect to such employee or his or her spouse, dependents or beneficiaries under Buyer's plans. Seller shall not be liable for any costs related to medical conditions which existed prior to, but for which medical services were rendered for eligible employees or dependents after the Effective Date regardless of whether Seller had knowledge of any such conditions as of the Effective Date. For the purposes of this subparagraph (i), only, a service rendered in connection with or during an inpatient hospital confinement shall be considered rendered on the date the hospital confinement began. Buyer acknowledges that Seller's intent is that Seller shall have no liability under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272) (COBRA), with respect to any continuation coverage under any medical and health plans of Seller for hourly and salaried employees of Buyer, their spouses, dependents and beneficiaries with respect to Qualifying Events (as defined in COBRA) occurring on and after both the Effective Date and the date such employee or, in the case of a dependent, the employee with respect to whom the dependent is enrolled for benefits commences employment with the Buyer. The parties expressly agree that it is their intent that Seller is and shall continue to be obligated to administer COBRA for all qualified beneficiaries whose original Qualifying Event occurred prior to the Effective Date.

     Seller shall transfer to Buyer's Cafeteria Plan established under Section 125 of the Code any unexpended amounts less any deficit balances (where claims have exceeded deferrals) in Seller's Cafeteria Plan on the Effective Date relating to flexible spending accounts for health care expenses and dependent care expenses maintained in said Plan on behalf of the transferred salaried employees who become Buyer's employees as of the Effective Date and shall provide to Buyer such information as Buyer may reasonably request concerning such accounts. Buyer shall maintain and administer any such funds transferred to Buyer for the benefit of the transferred employees.

          (j)  Vacation. Buyer will recognize and honor the existing vacation
               --------
entitlements of both the hourly and salaried employees of the Business who go to work for Buyer as of the Effective Date as expressed in the Collective Bargaining Agreement and Seller's salaried personnel policies respectively. Seller will transfer to Buyer sufficient amounts on account of the hourly employees who go to work for Buyer as of the Effective Date to fund 1997 vacation entitlement earned in 1996 but not taken prior to the Effective Date. Seller will pay to the salaried employees of the Business amounts due for banked and deferred vacation under Seller's personnel policies. Seller will pay to Buyer sufficient amounts on account of the salaried employees who go to work for Buyer as of the Effective Date to fund 1997 vacation entitlement earned in 1996 but not taken prior to the Effective Date. Buyer will be responsible for 1998 vacation entitlements earned during 1997. During January 1998, Buyer will provide Seller with employment information reflecting which of the transferred employees of the Business remained in Buyer's employ through year end. Seller will pay to Buyer sufficient amounts on behalf of those employees who remained with Buyer through year end to fund vacation entitlements for 1998 vacation earned during 1997 up to midnight on the Effective Date. Buyer will not be responsible for any vacation entitlement earned prior to midnight on the Effective Date except to the extent funds for such entitlement are transferred to Buyer from Seller pursuant to this paragraph.

          (k) Seller shall, within sixty (60) days after the Closing Date transfer, in accordance with the Code and ERISA, to Buyer's 401(k) Plan, and Buyer's 401(k) Plan shall accept, the accounts of the transferred Employees under Seller's 401(k) Plans. Seller shall, at that time, provide Buyer with the information reasonably necessary to the administration of such accounts.

     6.7  Receivables.
          -----------

          (a) Recoverable Tooling. During the 180-day period immediately following the Closing Date, Buyer shall exercise all reasonable efforts to collect or obtain a written commitment for payment of the Recoverable Tooling of the Business consistent with Seller's past practices. As of the end of each monthly accounting period during such 180-day period, Buyer shall furnish to Seller a list of its Recoverable Tooling which remain unpaid and without a written commitment for payment. If Seller has not received on or prior to the Closing Date and Buyer has not received within 180 days after the Closing Date either payment of or a written commitment (in the form of a purchase order or other written document) for payment of any Recoverable Tooling existing as of the Closing Date, Buyer shall furnish to Seller a detailed list of such outstanding Recoverable Tooling that remain unpaid and for which no written commitment has been received (the "Redeemable Recoverable Tooling") showing (i) the name and last known address of the account debtor or customer; (ii) the amount owing and aging of the Recoverable Tooling; (iii) the aggregate outstanding dollar amount of all such Recoverable Tooling; and (iv) as to each item of Recoverable Tooling, a general notation by Buyer as to why Buyer believes that no written commitment has been obtained, and why the account is unpaid or is disputed, if any dispute exists with respect to an account. Within 15 days after Seller's receipt of the foregoing list of Redeemable Recoverable Tooling, Seller shall purchase the Redeemable Recoverable Tooling from Buyer as follows: (i) Buyer shall assign to Seller all of Buyer's right, title and interest in the Redeemable Recoverable Tooling by instrument acceptable to counsel for Seller and Buyer; (ii) Buyer shall, to the extent reasonably available, deliver to Seller all instruments, documents and agreements evidencing Buyer's right and interest in the Redeemable Recoverable Tooling; and
(iii) Seller shall pay to Buyer an amount equal to the aggregate amount outstanding in respect of the Redeemable Recoverable Tooling. If Buyer receives any payment of cash or property in respect of the Redeemable Recoverable Tooling after the same have been transferred to Seller, Buyer shall promptly remit such payment to Seller. If Buyer receives any written or other commitment to pay in respect of the Redeemable Recoverable Tooling after the same has been transferred to Seller, Buyer shall promptly assign all of its rights thereunder to Seller.

          (b) Other Receivables. Seller shall buy back any accounts and notes receivable of the Business (other than Recoverable Tooling) existing as of the Effective Date and uncollected by Buyer within 120 days following the Closing Date, provided Buyer promptly tenders return of such receivables at the end of that period.

          (c) Notwithstanding the foregoing, to the extent Recoverable Tooling (both billed and unbilled) as of the Effective Date exceeds an aggregate of $5,000,000, Seller will retain receivables other than Recoverable Tooling in an amount equal to the amount by which the Recoverable Tooling exceeds $5,000,000, and the purchase price shall be adjusted accordingly.

     6.8  Filings; Other Actions.  Subject to the terms and conditions herein,
          ----------------------
Seller and Buyer shall use all reasonable efforts to promptly make all necessary filings and take, or cause to be taken, all necessary actions and do, or cause to be done, all other things necessary, proper to appropriate to consummate and make effective the transactions contemplated in this Agreement by the scheduled Closing Date.

     6.9   Title Insurance.  Prior to the Closing Date, the Seller shall deliver
           ---------------
to the Buyer at the sole cost and expense of the Seller, a standard leasehold policy of title insurance or a commitment to issue such a policy at Closing at Seller's cost, insuring Buyer with respect to the Real Property in an amount not less than $750,000, with no exceptions to such title other than the Permitted Liens or such other exceptions as Buyer shall determined, upon review of the commitment to issue such policy, do not materially adversely affect the Real Property or Buyer's rights to use it to conduct a business comparable to the Business of Seller. Buyer shall pay all premiums attributable to any additional coverage or endorsements Buyer desires and shall bear the cost of recording fees. The costs of any documentary or transfer taxes will be borne by the parties equally.

     6.10  Post-Closing Access to Records.  From and after the Closing Date,
           ------------------------------
Buyer and Seller will make available to each other, and their respective agents and employees, all books, records and documents relating to the Business which is in their possession or under their control to the extent they are reasonably necessary for the purpose of (i) preparing tax returns and financial statements and responding to tax audits and conducting tax litigation, or (ii) investigating, preparing for the defense or prosecution of, prosecuting or defending any litigation, proceeding or investigation pending, threatened or anticipated which is based on, arises out of or otherwise is in respect of the Business. Such access shall be made during regular business hours and shall not unreasonably interfere with the normal operations of Buyer and Seller.


                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     Each and every obligation of the Buyer to be performed on the Closing Date shall be subject to the fulfillment of the following conditions at or prior to Closing.

     7.1   Representations; Warranties; Agreements; Covenants.  The
           --------------------------------------------------
representations and warranties of the Seller contained in this Agreement shall have been true and correct in all respects material to the Business and consummation of this transaction at the date hereof on the Effective Date and as of the Closing with the same force and effect as if made on such dates, and the Seller shall have complied with all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing.

     7.2   No Restraint or Litigation.  All necessary pre-merger notifications
           --------------------------
and filings shall have been made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the waiting period shall have expired or been terminated. No litigation, investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

     7.3   Board Resolution.  At the Closing, Seller shall have furnished Buyer
           ----------------
with a copy of a resolution duly adopted by its Board of Directors authorizing the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Seller to comply with the terms of this Agreement, such resolution to be certified by the corporate Secretary or an Assistant Secretary.

     7.4   No Adverse Change.  During the period from the date hereof to the
           -----------------
date of Closing, there shall not have occurred and there shall not exist on the Closing Date, any condition or fact which is or may be materially adverse to the Purchased Assets or the business to be conducted by Buyer using the Purchased Assets.

     7.5   Labor Matters.  No strike or other labor disturbance of the employees
           -------------
shall exist, or to the Seller's knowledge, be threatened, which would prevent or impair the ability of the Buyer to use the Purchased Assets and to operate the Business after the Closing Date.

     7.6   Consents.  Necessary consents to assignment or transfer of all
           --------
material contracts, agreements and leases and those in the aggregate material to the Business shall have been obtained.

     7.7   No Defaults.  There shall have been no material defaults or any event
           -----------
which, after notice or passage of time or both, could constitute a material default under contracts, agreements and leases material to the Business.

     7.8   Seller's Purchase Orders, Transition Agreement and Tax Withholding
           ------------------------------------------------------------------
Agreement.  Seller shall have assigned Seller's Purchase Orders to Buyer, and
---------
Buyer and Seller shall have entered into the Transition Agreement and the Tax Withholding Agreement.

     7.9   Financing.  Buyer shall have obtained financing to consummate the
           ---------
transactions contemplated in this Agreement on terms satisfactory to Buyer in its sole discretion.

     7.10  Consents and Estoppel Certificates.  Seller shall obtain consents and
           ----------------------------------
estoppel certificates from each lessor under any lease or sublease with respect to the Real Property, certifying the applicable lease or contract and all amendments thereto and stating that (i) such lease is in full force and effect,
(ii) there are no uncured defaults thereunder, (iii) the date through which lease payments or any other applicable payments thereunder have been paid, and
(iv) the amount of any security deposit held thereunder.


                                  ARTICLE VIII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     8.1  Representations; Warranties; Agreements; Covenants.  The
          --------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall have been true and correct in all respects material to consummating this transaction at the date hereof and shall be true and correct as of the Closing with the same force and effect as if made at and as of the Effective Date and the Closing Date, and Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

     8.2  No Restraint or Litigation.  All necessary pre-merger notifications
          --------------------------
shall have been made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the waiting period shall have expired or terminate. No litigation, investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

     8.3  Board Resolution.  At the Closing, Buyer shall have furnished Seller
          ----------------
with a copy of a resolution duly adopted by its Board of Directors authorizing the execution and delivery of this Agreement and all other necessary or proper corporate action to enable it to comply with the terms of this Agreement, such resolutions to be certified by the corporate Secretary or an Assistant Secretary.

     8.4  Assumption.  Buyer shall execute at time of Closing an assumption of
          ----------
Seller's accounts payable and of all contracts, agreements and leases (and where necessary to effect transfer, subleases from Seller) of the Business undertaking Seller's obligation to perform and discharge such contracts with respect to obligations intended under the contracts to be performed after Closing and agreeing to indemnify, defend, hold and save Seller harmless from any claim due to Buyer's performance or non-performance thereafter.

     8.5  Funds.  Buyer shall deliver to Seller the Purchase Price at Closing by
          -----
wire transfer in immediately available funds.


                                  ARTICLE IX

                                INDEMNIFICATION

     9.1  Environmental Covenant and Indemnity.
          ------------------------------------

          (a) Seller shall indemnify, defend and hold Buyer harmless from and against any and all costs, claims, expenses, liabilities, damages, fines, penalties, interest expenses, injuries to person or property, contributions, settlements or fees (including attorneys', consultants', laboratory and experts' fees), but not including any losses or damages for lost profits, interruption of business or other consequential damages, but including such costs as overtime, equipment moving expenses and similar direct or out-of-pocket costs ("Indemnifiable Losses") relating to or arising out of the matters identified or described in Schedule 9.1(a) or any fines or penalties arising from the conduct of the Business prior to the Closing Date including, without limitation, all licensing, permitting, filing, record-keeping and reporting requirements.

          (b) In addition to Seller's obligations under Section 9.1(a), and subject to the limitations of this Article IX, Seller shall reimburse Buyer monthlywithin thirty (30) days following receipt of written notice of amounts paid by Buyer for all further investigations necessary at, on, under or about the Real Property to identify, study and, temporarily (at Buyer's option) and permanently, repair the cause or causes or sources of any Known Contamination in soils, sediments, surface water or groundwater at, on, under or about the Real Property (the "Source Control Measures")a; provided, however, that Seller's
                                           -----------------
obligation to reimburse for the costs of the Source Control Measures shall be limited to $1,000,000. Buyer shall provide Seller with reasonable opportunity to review, discuss and approve a work plan to perform the Source Control Measures, which approval shall not be unreasonably withheld.

          (c) [BLANK LINE APPEARS HERE]

              (i) After completion of the Source Control Measures (or, at Seller's option if such measures are not then completed, eighteen (18) months after the Closing Date), Seller shall commence and diligently pursue with contractors reasonably acceptable to Buyer the remediation of the Known Contamination and any additional or described in the Environmental Reportsareas required to be investigated or remediated by the applicable regulatory agency. The contractor shall expressly permit the Buyer to rely on its work product and report, shall maintain not less than $1,000,000 in errors and omissions insurance coverage and shall not limit its liability to Buyer to less than its insurance limits in any of its contractual documents. The remediation shall be conducted in accordance with a proposed plan of remediation prepared by Seller (and if required by law) submitted to, and approved by, the appropriate regulatory agency (the "Remediation Plan"). Seller will coordinate any further investigatory, monitoring, containment, clean-up, restoration or remediation activities with Buyer under the Remediation Plan in order to minimize any disruption of Buyer's business. Seller shall provide to Buyer copies of all correspondence and submissions to, and correspondence and inquiries from, the applicable regulatory agency and/or contractors with respect to the remediation of the Real Property and the Remediation Plan and reasonable notice of all meetings with any applicable regulatory agency so as to provide Buyer with an opportunity to attend such meetings and to give any comments that Buyer may have to such applicable regulatory agency. Seller shall retain final responsibility for design and implementation of the Remediation Plan and shall be solely responsible for all costs and expenses of preparing and performing the Remediation Plan. Seller agrees to reimburse Buyer for any Indemnifiable Losses caused by Seller or its agents in the course of performing the Remediation Plan, said reimbursement to be in addition to any other provisions of this Section 9.1(c).

              (ii) Buyer agrees to reasonably cooperate with Seller in obtaining the most cost-effective remedy for any necessary remediation consistent with Buyer's present and intended uses of the Real Property as an industrial facility. Buyer agrees to permit Seller to develop reasonable institutional controls, such as fencing, provided such controls do not adversely impact Buyer's present and intended uses of the Real Property as an industrial facility and provided further that Seller obtains Buyer's written consent to such institutional controls, which consent shall not be unreasonably withheld. Buyer further agrees that it will make reasonable efforts to obtain a restriction in the deed to the Real Property permanently limiting its use to industrial purposes provided Seller bears all costs of obtaining such a restriction and provided further that the failure to obtain a deed restriction shall not affect Seller's obligations under this Article IX. Provided Seller complies with all of its material obligations under this Agreement, Seller shall not be liable for any adverse impact on the value of the Real Property that may result from such use restrictions or any residual materials remaining on or under the Real Property.

              (iii) Seller shall make reasonable efforts to obtain a covenant not to sue for the Known Contamination pursuant to the Voluntary Action Program in OAS Chapter 3746 and regulations thereunder ("Ohio's Voluntary Action Program"). The remediation shall be deemed complete, and Seller's indemnity obligations respecting the Known Contamination shall end, when Seller has obtained on Buyer's behalf a covenant not to sue under Ohio's Voluntary Action Program, or, for any portions of the Known Contamination that are not eligible for Ohio's Voluntary Action Program, other assurance reasonably satisfactory to Buyer that additional remediation of Known Contamination is not required by Environmental Laws in effect on the Closing Date. Until such covenant or assurance is obtained: Seller shall continue to defend, indemnify and hold Buyer harmless from all Indemnifiable Losses relating to or arising out of the Known Contamination and any other areas required to be investigated or remediated by the applicable regulatory agency in order to delineate the extent of the Known Contamination; and, in any claim by Seller that any Indemnifiable Losses under this Section 9.1(c) are not Seller's obligation because new or additional contamination was caused after the Closing Date, Seller shall bear the burden of proving by clear and convincing evidence that any Indemnifiable Losses were caused by the new or additional contamination occurring after the Closing Date and, notwithstanding such proofs, Seller shall be responsible in any event to pay or reimburse Buyer for Indemnifiable Losses in the amount of the greater of
(a) $500,000.00 or (b) the amount of the $1,000,000.00 not reimbursed to Buyer under Section 9.1(b) of this Agreement.

              (iv) If Seller materially defaults in its obligation to perform the Remediation Plan in accordance with this Agreement, Buyer may (but shall not be obligated to) cause the Remediation Plan to be performed. In such event, Seller shall pay or reimburse Buyer for all Indemnifiable Losses incurred by Buyer in connection with performing the Remediation Plan.

          (d) Subject to the limitations noted below, Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all costs, claims, expenses, liabilities, damages, fines, penalties, interest expenses injuries to person or property, contributions, settlements or fees (including attorneys', consultants', laboratory and experts' fees)Indemnifiable Losses relating to or arising out of any violations of applicable Environmental Laws in effect on the Closing Date not identified or described in Schedule 9.1(a) and any unknown contamination at, on, under or about the Real Property in excess of Environmental Laws in effect on the Closing Date. (the "Unknown Environmental Claims"). Seller's obligations under this subparagraph with respect to all such Unknown Environmental Claims shall terminate three years following the Closing Date and shall further be subject to the following limitations: Buyer shall be liable for the first $250,000 in the aggregate of all such Unknown Environmental Claims; once the aggregate amount of indemnifiable losses for Unknown Environmental Claims exceeds $250,000, Seller shall be liable for all such losses exceeding $250,000 until the aggregate amount of all such losses exceeds $1,250,000; once the aggregate amount of all such losses exceeds $1,250,000, Seller shall be liable to indemnify Buyer for 80% of such losses in excess of $1,250,000 until the aggregate amount of all such losses exceeds $3,125,000. Buyer shall be liable for all such losses in excess of $3,125,000.

          (e) Seller's indemnities of Buyer under Article IX of this Agreement shall be fully assignable or transferable by Buyer.

     9.2  Buyer's Sole Environmental Remedy and Release of Seller.  The rights
          -------------------------------------------------------
and remedies provided Buyer under Section 9.1 of this Agreement shall be Buyer's sole and exclusive rights and remedies for any and all environmental claims covered by Section 9.1 (it being acknowledged that liability for offsite disposal prior to the Closing Date is not covered by Section 9.1). Except for Seller's obligations pursuant to Section 9.1 of this Agreement, Buyer hereby waives, releases, forever discharges and indemnifies Seller from any and all remedies, claims or causes of action which Buyer, or any third party, has or may have against Seller, including, but not limited to, all remedies, claims or causes of action under the Environmental Laws, including, but not limited to, contribution, strict liability, negligence, trespass or nuisance, on account of, in any way arising out of, in connection with, incident to, resulting in any way from, or relating in any way to any physical characteristics or condition of the Plant, including, without limitation, soil conditions, subsurface conditions, waste, and hazardous or toxic substances or materials on, under, or related to the Plant, or contamination of or other adverse effects on the environment.

     9.3  Buyer's Environmental Indemnity to Seller.  Buyer agrees to indemnify,
          -----------------------------------------
defend, hold and save Seller harmless from any and all costs and expenses of any environmental claim by a third party, governmental or otherwise, relating to the plant which may arise after the Closing Date, except as provided in Section 9.1 of this Agreement.

     9.4  Indemnity to Buyer for Excluded Liabilities.  Seller agrees to
          -------------------------------------------
indemnify, defend, hold and save the Buyer harmless from any and all costs and expenses from any third party claim based on occurrences or events in the conduct of the Business or use of the Purchase Assets prior to the Closing which may arise from any Excluded Liability, subject to limitations imposed by Sections 9.1 and 9.2.

     9.5  Indemnity to Seller for Assumed Liabilities.  Buyer agrees to
          -------------------------------------------
indemnify, defend, hold and save the Seller harmless from any and all costs and expenses which may arise from any third party claim related to an obligation or liability of Seller assumed by the Buyer or breach of any covenant or agreement herein undertaken by Buyer.

     9.6  Release and Indemnity to Seller Post Closing.  Except as provided in
          --------------------------------------------
Section 9.1, the Buyer herewith releases the Seller from any claim for consequential damages which may arise after Closing from the use, operation or failure of the Plant, machinery, equipment or other Purchased Assets and the Buyer agrees to both release Seller and to indemnify, defend, hold and save the Seller harmless from any and all costs and expenses of any and all third party claims for personal injury or property damage which may arise relative to such, from accidents or occurrences which occur after Buyer has taken possession of the Purchased Assets.

     9.7  Indemnity for Product Produced by Seller; Cooperation.  Seller agrees
          -----------------------------------------------------
to indemnify, defend, hold and save the Buyer harmless from any and all costs and expenses for any third party claim for personal injury, property damage, or consequential damages from any product manufactured prior to Closing, upon Buyer notifying Seller of such claim within a reasonable time after receipt. The Buyer shall have no right to elect to defend or settle such claims, but shall tender such claims to Seller. Buyer agrees to cooperate with Seller in defense of such claims by providing such staff support and information as is reasonably requested by Seller for purpose of such defense and will otherwise cooperate with Seller in such defense, provided, that Seller shall reimburse the Buyer for providing such information, assistance and cooperation. This provision shall not apply to the extent the product produced by Seller and purchased by Buyer is thereafter modified by Buyer or sold for use in an improper application.

     9.8   Bulk Sales Waiver and Indemnity.  Buyer waives compliance with
           -------------------------------
applicable bulk sales statutes and in return Seller agrees to indemnify, defend, hold and save Buyer harmless from any and all costs and expenses of any third party claim based on non-compliance with such laws.

     9.9   Indemnity to Seller for Permits.  Effective upon the Effective Date,
           -------------------------------
Buyer agrees to defend, hold harmless and indemnify Seller from and against any and all actions, suits, claims, expenses, obligations, damages, costs, payments, liabilities, fines and penalties, including, without limitation, costs and expenses of litigation (including costs of investigation) and reasonable attorneys' and experts' fees, that are asserted against, imposed upon or incurred by Seller which are caused by, arise out of, or are attributable to, any and all violations occurring after the Effective Date of any and all permits, registrations, applications, licenses and other authorizations relating to the Plant which are in Seller's name and under which Buyer is operating the Plant pursuant to the agreement provided in Section 3.2(l), except for those violations which occur within three (3) months after the Closing Date and which could not have been reasonably cured by Buyer and which arise out of conditions existing at the Plant prior to the Effective Date.

     9.10  Indemnity for Benefit Plans.  Except as otherwise expressly provided
           ---------------------------
to the contrary in this Agreement, Seller and Buyer shall each hold the other harmless of, from and against any and all duties, liabilities or obligations arising under or pursuant to any of their respective Benefit Plans.

     9.11  Mechanic's Lien Indemnity.  Seller shall indemnify, defend and hold
           -------------------------
Buyer harmless from and against any and all liability, obligations, costs, damages, and expenses arising out of or in connection with the claim set forth in the Affidavit for Mechanic's Lien filed on behalf of NCI Building Components and the claim set forth in the Affidavit for Mechanic's Lien filed on behalf of Chillicothe Mechanical Corp.

     9.12  Limitation under Indemnities and for Recovery of Damages.  Each party
           --------------------------------------------------------
hereto shall be fully liable for reimbursement to the other under the indemnities provided herein and for any and all damages suffered as a result of any breach of representations, warranties or covenants contained in this Agreement; provided, however, the liability of either party to the other under this Agreement and at law shall not exceed in the aggregate the sum of $2,250,000, and both parties hereto hereby contractually accept this provision and the provision set forth in Sections 9.1 and 9.3 as an absolute limitation on recovery under the indemnities and for damages under this Agreement and at law for the transactions contemplated thereby. Notwithstanding the foregoing, the limitations set forth in this Section 9.12 should not apply to indemnifications described in Sections 9.1, 9.3, 9.4, 9.10 or 9.11.


                                   ARTICLE X

                                 MISCELLANEOUS

     10.1  Entire Agreement.  This Agreement, the Schedules hereto and the
           ----------------
documents referred to or delivered pursuant to this Agreement and hereby incorporated herein by reference, constitute the full understanding and the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties on the subject, whether oral or written and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein. No amendment, supplement, modification, or waiver of any provision of this Agreement shall be binding unless executed in writing by both parties hereto, or in the case of a waiver, by the party for whom the benefit was intended. Otherwise, each party hereto shall remain fully obligated to the other to consummate the transactions contemplated by this Agreement at the Closing, provided the conditions precedent are satisfied, unless both parties mutually consent to rescission of this Agreement.

     10.2  Survival.  The representations, warranties, covenants and agreements
           --------
included herein shall survive for three years from the Closing Date, at which time they shall terminate, other than (i) the representations and warranties contained in Sections 4.1, 4.2, 4.4 and 4.8, which shall survive for the periods of their respective applicable statutes of limitation, (ii) the period of the agreement not to compete set forth in Section 6.5, (iii) any obligation to Buyer by Seller then remaining under the indemnity in Section 9.1, and (iv) Buyer's obligations to Seller under Section 9.3.

     10.3  Termination.  In the event the sale and purchase of the Purchased
           -----------
Assets has not taken place by July 15, 1997 despite the best efforts of the parties and through no fault of either party, then, either party may, upon written notice to the other party, terminate this Agreement and the parties hereto will have no further obligation or liability under this Agreement, except for obligations previously assumed with regard to confidentiality under Section
6.1. In the event, however, all of the conditions precedent to Buyer's obligations under this Agreement have been satisfied prior to such date, and the transactions contemplated in this Agreement are not consummated by such date as a result of Buyer's refusal to close the transaction, Buyer shall pay Seller, as liquidated damages, an amount equal to $4,300,000.

     10.4  Expenses.  Whether or not the transaction contemplated by this
           --------
Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, agents and representatives incident to the negotiation and preparation of this Agreement, consummation of the transactions contemplated by this Agreement or disputes between the parties hereto arising out of the transactions contemplated by or carried out by virtues of this Agreement.

     10.5  Successors and Assigns; Third Parties.  This Agreement shall be
           -------------------------------------
binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns; provided, however, Buyer shall not assign or otherwise transfer its obligations and liabilities, nor assign or transfer its right to indemnity under this Agreement, without the prior written consent of Seller. This Agreement is not intended to and shall not confer upon any third party, other than the permitted assigns of the parties hereto, any rights or remedies.

     10.6  Income Tax Position.  Neither the Buyer nor the Seller shall take any
           -------------------
position for income tax purposes which is inconsistent with the allocation of the Purchase Price to be agreed to by the parties and made an addendum to this Agreement as Schedule 10.6 and Buyer and Seller will complete IRS Form 8594 based on such Purchase Price allocation.

     10.7  Severability.  If any provision, clause or part of this Agreement or
           ------------
the application thereof under certain circumstances, is held invalid, the remainder of this Agreement or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

     10.8  Notice.  Any notice or communication given or required pursuant to
           ------
this Agreement by either party to the other party shall be deemed properly given if in writing and delivered or mailed by registered or certified mail, postage prepaid, return receipt requested or by other delivery service which provides valid evidence of delivery to the following:


           If to Seller to:    Secretary,
                               The Goodyear Tire & Rubber Company
                               1144 East Market Street
                               Akron, OH 44316

           If to Buyer to:     Cambridge Industries, Inc.
                               555 Horace Brown Drive
                               Madison Heights, Michigan 48071
                               Attention:  Richard S. Crawford, Chairman

           With Copy to:       Jaffe, Raitt, Heuer & Weiss, P.C.
                               One Woodward Avenue, Suite 2400
                               Detroit, Michigan  48226
                               Attention:  Robin H. Krueger, Esq.

or to such other address as shall hereafter be furnished in writing by either party to the other party.

     10.9  Alternative Dispute Resolution.  Except for the procedures set forth
           ------------------------------
in Section 2.6 with respect to the agreement as to purchase price adjustments, any and all disputes between the parties arising out of any provision of this Agreement shall be resolved in accordance with the Alternative Dispute Resolution procedures set forth in Exhibit A to this Agreement; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures set forth in Exhibit A.

     10.10  Transitional Use of Trade Name.  Buyer shall have the right to use
            ------------------------------
the Goodyear logo - Goodyear (and Winged Foot Design) - on packaging materials existing on the Closing Date for a period of three (3) months after Closing Date, at which time any remaining Goodyear packaging shall be destroyed. Buyer shall acquire no rights in or to the Goodyear logo. Buyer shall not have any other rights to use the trade names, trademarks and/or service marks of Goodyear (See Section 1.10(a)). Any provision of this Section 10.10 to the contrary notwithstanding, Buyer shall have the right to represent that it is conducting the Business as the successor of Seller from and after the Closing Date. All existing Goodyear packaging labels, business cards, letterhead, sales aids and sales literature shall be destroyed immediately following Closing. Buyer agrees to remove and destroy or remit to Seller the Goodyear signage on the Plant facility when Buyer replaces it with Buyer's signage.

     10.11  Governing Law.  This Agreement is made and entered into and shall be
            -------------
construed and enforced in accordance with the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                               THE GOODYEAR TIRE & RUBBER COMPANY


By:                                   By:
   ---------------------------           --------------------------------------
     Assistant Secretary              Title:
                                            -----------------------------------


WITNESS:                              CAMBRIDGE INDUSTRIES, INC.


/s/ [SIGNATURE APPEARS HERE]          By: /s/ John M. Colaianne
------------------------------           --------------------------------------
                                      Title:  CFO
                                            -----------------------------------
------------------------------
judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures set forth in Exhibit A.

     10.10  Transitional Use of Trade Name.  Buyer shall have the right to use
            ------------------------------
the Goodyear logo - Goodyear (and Winged Foot Design) - on packaging materials existing on the Closing Date for a period of three (3) months after Closing Date, at which time any remaining Goodyear packaging shall be destroyed. Buyer shall acquire no rights in or to the Goodyear logo. Buyer shall not have any other rights to use the trade names, trademarks and/or service marks of Goodyear (See Section 1.10(a)). Any provision of this Section 10.10 to the contrary notwithstanding, Buyer shall have the right to represent that it is conducting the Business as the successor of Seller from and after the Closing Date. All existing Goodyear packaging labels, business cards, letterhead, sales aids and sales literature shall be destroyed immediately following Closing. Buyer agrees to remove and destroy or remit to Seller the Goodyear signage on the Plant facility when Buyer replaces it with Buyer's signage.

     10.11  Governing Law.  This Agreement is made and entered into and shall be
            -------------
construed and enforced in accordance with the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                               THE GOODYEAR TIRE & RUBBER COMPANY


By:/s/[SIGNATURE APPEARS HERE]        By:/s/ [SIGNATURE APPEARS HERE]
   ---------------------------           --------------------------------------
          Secretary                   Title:  V.P. Business Development
                                            -----------------------------------


WITNESS:                              CAMBRIDGE INDUSTRIES, INC.


                                      By:
-----------------------------            --------------------------------------
                                      Title:
                                            -----------------------------------
-----------------------------